Exhibit 3.13
AMENDED AND RESTATED
ARTICLES OF ORGANIZATION
OF
ACID SERVICES, LLC
     The original Articles of Organization of Acid Services, LLC were filed with the Kansas Secretary of State on March 15, 1996 and an amendment to such Articles of Organization was filed with the Kansas Secretary of State on February 17, 2006. These Amended and Restated Articles of Organization have been duly executed and filed in accordance with Section 17-7680 of the Kansas Revised Limited Liability Company Act. The Articles of Organization of Acid Services, LLC are hereby amended and restated to read in their entirety as follows:
ARTICLE I
     The name of the limited liability company is Acid Services, LLC (the “Company”).
ARTICLE II
     The address of the Company’s registered office is 515 S. Kansas Avenue, Topeka, Kansas 66603. The name of the initial registered agent of the Company at that address is The Corporation Company, Inc.
     I declare under penalty of perjury under the laws of the State of Kansas that the foregoing is true and correct.

/s/ Clark R. Crosnoe
Clark R. Crosnoe
Secretary

04-25-2006	10:40:00	2006 APR 24 PN 4: 11
053	$35.00
2679	01	FILED
2347722	AA	SECRETARY OF STATE
(BARCODE)
01485826